              (f) "Authority" means any U.S. federal, state, local or foreign court or governmental or regulatory agency or authority.

              (g) "Berkeley Facility" shall mean premises leased by Seller located at 1001 East Shore Highway, Berkeley, California 94704.

              (h)    "Berkeley Lease" has the meaning specified in Schedule
       2.1.

              (i)    "Closing" has the meaning specified in Section 2.7(a).

              (j)    "Closing Date" has the meaning specified in Section
       2.7(a).

              (k) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

              (l) "Code" means the Internal Revenue Code of 1986, as amended.

              (m)    "Confidential Information" has the meaning specified in
       Section 10.1.

              (n) "Election Business" has the meaning specified in the first recital of this Agreement.

              (o) "Employee" means any employee of Seller or any Affiliate of Seller that is stationed at the Berkeley Facility and performs services primarily in connection with the Op-Scan Election Business.

              (p) "Environmental Laws" means all of the following as in effect on the Closing Date: the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of any Authority thereunder) concerning pollution or protection of the environment, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

              (q)    "Excluded Assets" has the meaning specified in Section
       2.2.

              (r) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (s) GAAP" means United States generally accepted accounting principles as in effect from time to time.

              (t)    "Hardware Payment Component" has the meaning specified in
       Schedule 2.1.

              (u) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              (v)    "Indemnified Party" has the meaning specified in Section
       8.3(a).

              (w) "Indemnifying Party" has the meaning specified in Section 8.3(a).

              (x) "Knowledge of Seller" means within the actual knowledge of any one or more of P. E. Esping, Thomas Kiraly, Jerrold Morrison, Geoffrey Ryan, Dan McGinnis, Jeanine Wright, Harvey Braswell and William Finley.

              (y) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and/or whether due or to become due), including any liability for Taxes.

              (z) "Lien" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, deed of trust, security agreement, pledge, hypothecation, option or other encumbrance of any kind or nature.

              (aa)   "Operating Agreement" has the meaning specified in Section
       6.3.

              (bb) "Op-Scan Contracts" means the Op-Scan Manufacturing Equipment Leases, the Berkeley Lease, the Op-Scan Customer Contracts and all contracts relating to the Op-Scan Intellectual Property.

              (cc)   "Op-Scan Customer Contracts" has the meaning specified in
       Schedule 2.1.

              (dd) "Op-Scan Election Business" shall mean the optical scan vote tabulation business of Seller.

              (ee) "Op-Scan Equipment" means the Optech optical scan election product line of Seller including, without limitation, the Optech IIC and Optech IVC Central Counters and the Optech IIIP Eagle, Optech IIIP and Optech IIP Precinct Counters.

              (ff) "Op-Scan Intellectual Property" has the meaning specified in Schedule 2.1.

              (gg) "Op-Scan Manufacturing Equipment Leases" has the meaning specified in Schedule 2.1.

              (hh)   "Op-Scan Software" has the meaning specified in Schedule
       2.1.

              (ii) "Op-Scan Technology" means the Op-Scan Intellectual Property and the Op-Scan Software, collectively.

              (jj) "Person" means an individual, a corporation, a partnership, a limited liability company or partnership, an association, an Authority, a trust or other entity or organization.

              (kk)   "Purchase Price" has the meaning specified in Section 2.6.

              (ll)   "Purchased Assets" has the meaning specified in Section
       2.1.

              (mm) "Purchaser" has the meaning specified in the initial paragraph of this Agreement.

              (nn)   "Restricted Interests" has the meaning specified in
       Section 2.4(a).

              (oo)   "Retained Liabilities" has the meaning specified in
       Section 2.5.

              (pp) "Sales Representative Agreement" has the meaning set forth in Section 6.5.

              (qq) "Sales Representative Contracts" means all of the contracts, agreements, arrangements and bids assigned to Seller pursuant to the Sales Representative Agreement.

              (rr) "Seller" has the meaning specified in the initial paragraph of this Agreement.

              (ss) "Seller's Shareholder" has the meaning specified in the initial paragraph of this Agreement.

              (tt) "Taxes" means all U.S. federal, state, and local and all foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise and other tax, including interest and penalties thereon and estimated taxes.

              (uu) "Third Party Claim" has the meaning specified in Section 8.3(a).

              (vv) "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

       1.2 RULES OF CONSTRUCTION. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                                   ARTICLE 2.
                                THE TRANSACTIONS

       2.1 SALE AND PURCHASE OF ASSETS. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser, free and clear of all Liens, restrictions and conditions other than those specifically permitted herein or in the exhibits hereto and Purchaser shall purchase from Seller the assets described on Schedule 2.1 attached hereto (the "Purchased Assets").

       2.2 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, the parties recognize and agree that Seller is engaged in a variety of businesses other than the Op-Scan Election Business and that the Purchased Assets will not include the assets, properties and rights of Seller utilized in connection with such businesses or any assets, properties and rights which are not specifically described on Schedule 2.1 (collectively, the "Excluded Assets"). The Excluded Assets shall include, but not be limited to, the following:

              (a) All of the assets, properties and rights relating to or associated with Seller's punch card, voter registration and voter history election business, its government records management business, its information systems business, its technology outsourcing business, its binders and bindery business, its title records business and other businesses not related to the sale of products or services to governments for use in connection with the conduct of public elections;

              (b) All of the assets, properties and rights associated with the Seller's corporate and divisional general and administration operations including assets, properties and rights located at 1111 West Mockingbird, 15th Floor, Dallas, Texas 75247, its offices at 2901 Third Street South, Waite Park, Minnesota 56387 (f/k/a 7227 Third Street South, St. Cloud, Minnesota 56302) and 7030 Fly Road, East Syracuse, New York 13057;

              (c) All assets, properties and rights associated with Seller's accounting systems and related computer hardware, software and networks;

              (d) All cash and all accounts and notes receivable and installment obligations due from third parties to Seller;

              (e)    The Hardware Payment Component;

              (f) The franchise to be a corporation, certificate of incorporation, corporate seal, minute books, stock books and any other corporate records relating to the corporate organization or capitalization of Seller;

              (g) Books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance.

              (h) General books of account and books of original entry that comprise Seller's permanent accounting or Tax records.

              (i) Any assets, contracts, properties or rights, including telephone systems, accounting systems, computer hardware, computer networks, computer software, books and records, correspondence, goodwill, intellectual property, accounts receivable, investment securities, furniture and fixtures and the like utilized in connection with more than one of the business activities of Seller or utilized by Seller in connection with its business activities generally;

              (j) Seller's corporate name and derivations thereof and the mark "BRC" and derivatives thereof;

              (k) Seller's rights under the Operating Agreement and the Sales Representative Agreement, including the right to use the Op-Scan Technology as contemplated therein and all contracts with any Persons in exploitation of sales permitted under the Sales Representative Agreement; and

              (l) Seller's rights under the Lease for the storage premises leased by Seller located at 2970 San Pablo Avenue, Berkeley, California.

       2.3 OBLIGATIONS UNDER ASSIGNED CONTRACTS. Subject to the provisions of Section 2.4 below, at the Closing, Seller shall assign, transfer, or sublet the Op-Scan Contracts to Purchaser and Purchaser shall assign or license the Op-Scan Customer Contracts and contracts relating to Op-Scan Intellectual Property other than the Sales Representative Agreement and Sales Representative Contracts to AIS pursuant to the AIS License Agreement. Purchaser shall assume all the Assumed Liabilities with respect to the Op-Scan Contracts, provided, however, Purchaser shall be automatically released from any Assumed Liabilities relating to the Op-Scan Customer Contracts assigned or licensed to AIS upon assumption of the same by AIS pursuant to the AIS License Agreement. At the Closing, Purchaser shall assign the Sales Representative Contracts to Seller pursuant to the Sales Representative Agreement. Concurrently with such assignment, Purchaser shall be released from any Assumed Liabilities relating to the Sales Representative Contracts upon the assumption thereof by Seller.

       2.4    THIRD PARTY CONSENTS TO ASSIGNMENT.

              (a) In the case of any interest in any Purchased Asset, including, without limitation, any interest in any contract, instrument, permit or other arrangement or any claim, right or benefit arising thereunder or resulting therefrom, that is not assignable without the consent of a third party (collectively, the "Restricted Interests"), Seller and Seller's Shareholder shall use their reasonable best efforts to obtain written consents to the assignment of such Restricted Interests prior to the Closing Date, it being understood that such reasonable best efforts shall not include any requirement to offer or grant financial accommodations to any third party but shall include Seller's agreement to remain secondarily liable with respect to any such Restricted Interest. Similarly, Purchaser shall not be required to offer or grant any such financial accommodation.

              (b) If a consent of a third party which is required in order to assign any Restricted Interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey its interest to Purchaser, Seller and/or Seller's Shareholder shall, at the request and expense of Purchaser on or after the Closing Date and in such manner as Purchaser shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the appointment of Purchaser as agent-in-fact for Seller and/or Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to (i) assure that the rights and obligations of Seller thereunder shall be preserved for the benefit of Purchaser, and (ii) facilitate receipt of the consideration to be received thereunder, which consideration Seller and/or Seller's Shareholder shall hold for the benefit of, and shall deliver to Purchaser.

              (c) If a consent of a third party which is required in order to assign any Restricted Interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller's ability to convey its interest to Purchaser, Purchaser shall, at the request of Seller and at the expense of Purchaser on or after the Closing Date in such manner as Seller shall reasonably specify and as shall be permitted by law, take all such reasonable action (including the acceptance by Purchaser of an appointment as agent-in-fact, subcontractor, joint venturer or assignee for Seller and/or Seller's Shareholder) and do or cause to be done such things as shall be reasonable or proper to assure that Purchaser shall assume, be responsible for and indemnify and hold Seller harmless with regard to all of the obligations and liabilities associated with such Restricted Interest which would have been Assumed Liabilities if the Restricted Interest had been assigned and any additional expenses or liabilities incurred by Seller performing its obligations under this
       Section 2.4(c).

       2.5 ASSUMPTION OF LIABILITIES. At the Closing, Purchaser shall assume, subject to Section 2.4, all Liabilities relating to the Op-Scan Contracts and the Berkeley Lease (collectively, the "Assumed Liabilities"). Upon the concurrent assignment by Purchaser of the Op-Scan Customer Contracts to AIS or Seller and assumption by AIS or Seller of all Liabilities of Seller thereunder, Seller agrees to release Purchaser from all Assumed Liabilities under the Op-Scan Customer Contracts, (but Seller shall not be released from Liabilities relating to the Berkeley Lease). Except as otherwise specifically set forth in this Agreement, Purchaser shall not assume any other Liabilities of Seller (all such liabilities are collectively, the "Retained Liabilities").

       2.6 CONSIDERATION FOR PURCHASE. In addition to assuming the Assumed Liabilities pursuant to Section 2.5 above, the consideration to be paid by Purchaser to Seller for the purchase of the Purchased Assets shall be the payment of the sum of $5,405,000.00 (the "Purchase Price"). The Purchase Price shall be allocated as follows: $220,000 to finished Op-Scan Equipment; $60,000 to fixed assets; and $5,125,000 to the Op-Scan Customer Contracts, the Op-Scan Intellectual Property and the Op-Scan Software. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date by wire transfer or delivery of other immediately available United States funds.

       2.7    CLOSING.

              (a) The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m., Central Standard Time, on November 14, 1997 (the "Closing Date"), or at such other time, on such other date and at such place as may be mutually agreed upon by the parties hereto.

              (b) At the Closing, (i) Seller shall deliver to Purchaser a general bill of sale and assignment conveying the Purchased Assets, (ii) Seller and Seller's Shareholder shall deliver all agreements, certificates, instruments and other documents and items required by
       Section 7.1 below which have not already been delivered by Seller and/or Seller's Shareholder to Purchaser prior to the Closing, (iii) Purchaser shall pay Seller the Purchase Price, shall issue and deliver to Seller an assumption agreement covering the Assumed

       Liabilities, (iv) Purchaser shall deliver all agreements, certificates, instruments and other documents and items required by Section 7.2 below which have not already been delivered by Purchaser to Seller prior to Closing and (v) Seller shall deliver a certificate designating Purchaser as a qualified printer of Seller's election ballots and identifying Seller's printing specifications with respect thereto. The bills of sale and assignment and assumption agreements called for under this
       Section 2.7 shall be in form and substance reasonably satisfactory to each party thereto.

              (c) All agreements, documents and instruments executed and delivered at the Closing shall be dated and for all purposes the transaction shall be deemed to be consummated as of 11:58 p.m. on September 30, 1997 except the transfer of the Op-Scan Manufacturing Equipment, the Op-Scan Manufacturing Equipment Leases, the Berkeley Lease and the Operating Agreement which all shall be dated as of the Closing Date.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                       OF SELLER AND SELLER'S SHAREHOLDER

       Seller and Seller's Shareholder, jointly and severally, hereby represent and warrant to Purchaser (which representations and warranties shall be true and correct on the date hereof and as of the Closing Date) as set forth in this
Article 3.

       3.1    ORGANIZATION AND CORPORATE POWER.    Seller is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it, including, but not limited to the Op-Scan Election Business. Seller's Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly organized to carry on the business presently conducted by it. Seller has full corporate power and authority to carry on the Op-Scan Election Business and to own and use the Purchased Assets.

       3.2    AUTHORITY AND ENFORCEABILITY.   Seller and Seller's Shareholder
have full power and authority to make, execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Seller and Seller's Shareholder have been duly authorized by all necessary corporate action on the part of Seller and Seller's Shareholder. This Agreement has been duly executed and delivered by Seller and Seller's Shareholder and constitutes the valid and legally binding obligation of Seller and Seller's Shareholder, enforceable in accordance with its terms and conditions. Except as disclosed in Schedule 3.2 hereto, neither Seller nor Seller's Shareholder are required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

       3.3    NONCONTRAVENTION.   Neither the execution or delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, or any material statute, regulation, rule, or any injunction, judgment, order, decree, ruling, charge or other material restriction of any Authority to which Seller or Seller's Shareholder are subject or any provision of the certificate of incorporation or bylaws, as amended, of Seller or Seller's Shareholder; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which Seller and/or Seller's Shareholder is a party or by which they are bound or which any of the Purchased Assets are subject (or result in the imposition of any Lien, restriction and/or condition upon any of the Purchased Assets).

       3.4    TITLE TO ASSETS.   Seller has and at the Closing shall deliver to
Purchaser good and marketable title to, or a valid leasehold interest or license interest in, as applicable, the Purchased Assets, free and clear of all Liens, restrictions and/or conditions.

       3.5 LITIGATION AND CLAIMS. Seller is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and is not a party to or threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator which will impair in any way Seller's ability to perform its obligations under this Agreement.

       3.6    LEASED REAL PROPERTY.   Seller has delivered to Purchaser a
correct and complete copy of the Berkeley Lease.  With respect to the Berkeley
Lease:

              (a) The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

              (b) Except as set forth on Schedule 3.6, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (c) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (d) No party to the lease or sublease has repudiated any provision thereof;

              (e) There are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (f) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered or allowed any Lien or encumbrance on any interest in the leasehold or subleasehold;

              (g) All facilities leased or subleased thereunder have received all material approvals of Authorities (including licenses, permits, certificates, authorizations and registrations) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, ordinances, rules and regulations and such licenses, permits, certificates, authorizations and registrations; and

              (h) All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

       3.7 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.7 hereto, the operation of the Berkeley Facility (a) has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or threatened by any Authority against Seller alleging any such failure to comply), (b) has been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required under the Environmental Laws; and (c) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws.

       3.8 INTELLECTUAL PROPERTY. Exhibit D to Schedule 2.1 hereto sets forth all material Op-Scan Intellectual Property. Seller represents that it has the valid right to use all of the unregistered Op-Scan Intellectual Property. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the material Op-Scan Intellectual Property. To the Knowledge of Seller, the Intellectual Property does not materially interfere with or infringe upon, or misappropriate or otherwise come into conflict with any intellectual property rights of third parties. To the Knowledge of Seller, Seller has not ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Op-Scan Election Business must license or refrain from using any intellectual property rights of any third party) which could reasonably be expected to have a Material Adverse Effect on the Op-Scan Election Business.

       3.9 EMPLOYEES. Schedule 3.9 hereto sets forth a complete and accurate list of the employee census data for each of the Employees, including each Employee on leave of absence or layoff status.

                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller (which representations and warranties shall be true and correct on the date hereof and as of the Effective
Date) as follows:

       4.1 ORGANIZATION; QUALIFICATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly organized to carry on the business presently being conducted by it. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required.

       4.2 AUTHORITY AND ENFORCEABILITY. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated herein, and such execution, delivery and performance by it and each other agreement contemplated herein will have been, as of the Closing, duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Purchaser and constitutes or will constitute the valid and legally binding obligation of
Purchaser enforceable in accordance with its terms and conditions.   Except as
disclosed in Schedule 4.2 hereto, Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

       4.3 NONCONTRAVENTION. Neither the execution or delivery of this Agreement, the agreements contemplated herein, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Purchaser is subject or any provision of the certificate of incorporation or bylaws, as amended, of Purchaser; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of a Lien, restriction and/or condition upon any of its assets).

                                   ARTICLE 5.
                             PRE-CLOSING COVENANTS

       The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

       5.1    GENERAL.   Each of the parties shall use its reasonable best
efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 below).

       5.2    NOTICES AND CONSENTS.   Each of the parties shall give any
notices to, make filings with and use their reasonable best efforts to obtain any authorizations, consents and approvals of Authorities or Persons in connection with the matters referred to in Sections 3.2 and 4.2 above. Without limiting the generality of the foregoing, each of the parties shall file or cause to be filed any notification and report forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and shall make any further filings pursuant thereto that may be necessary in connection therewith.

                                   ARTICLE 6.
                       CLOSING AND POST-CLOSING COVENANTS

       The parties hereto agree as follows with respect to the period as of and following the Closing:

       6.1    GENERAL.    In case at any time after the Closing any further
action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8 below). Seller acknowledges and agrees that from and after the Closing, Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Purchased Assets except to the extent that any such documents, books, records (including Tax records), agreements and financial data shall constitute Excluded Assets.

       6.2 SALE OF OTHER ELECTION BUSINESS ASSETS. Seller and Seller's Shareholder shall enter into the AIS Agreement not later than Closing.

       6.3 OPERATING AGREEMENT. At the Closing, Seller's Shareholder, Seller and Purchaser shall enter into an Operating Agreement with AIS in the form of Exhibit 6.3 hereto (the "Operating Agreement").

       6.4 LICENSE AGREEMENT WITH AIS. At the Closing, Purchaser shall enter into a License Agreement with AIS in the form of Exhibit 6.4 hereto (the "AIS License Agreement").

       6.5 SALES REPRESENTATIVE AGREEMENT. At the Closing, Purchaser shall enter into an Sales Representative Agreement with AIS and Seller in the form of
Exhibit 6.5 hereto (the "Sales Representative Agreement").

       6.6 RIGHTS PAYMENT. Purchaser shall pay Seller a payment equal to $125 for each of the first 1,000 units of Op-Scan Equipment produced by Seller, Purchaser or any third party for the account of Purchaser after Closing, for a maximum aggregate total of $125,000. Any amount payable under this Section 6.6 shall be paid within thirty (30) days after the end of each month during which said units are produced by or for Purchaser. Such amounts are in addition to any other amounts becoming due to Seller from Purchaser under the Operating Agreement.

                                   ARTICLE 7.
                        CONDITIONS PRECEDENT TO CLOSING

       7.1    CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION.   The obligation
of Purchaser to purchase the Purchased Assets, assume the Assumed Liabilities and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.1. Purchaser may waive any or all of these conditions in whole or in part without prior notice provided no such waiver shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, for breach or default by Seller and/or Seller's Shareholder of any of their representations, warranties or covenants in this Agreement.

              (a) The representations and warranties by Seller and Seller's Shareholder contained in this Agreement shall be true and correct when made and as of the Closing Date in all material respects.

              (b) Seller and/or Seller's Shareholder has performed and complied with in all material respects with its covenants, agreements and obligations set forth in this Agreement and in the agreements contemplated hereby.

              (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

              (d) Purchaser shall have received a certificate or certificates from Seller and Seller's Shareholder, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1(a)-(c) above have been satisfied in all respects.

              (e) All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

              (f) Seller and AIS shall have executed and delivered the Operating Agreement.

              (g)    AIS shall have executed and delivered the AIS License
       Agreement.

              (h) Seller and AIS shall have executed and delivered the Sales Representative Agreement.

              (i) Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit 7.1(i) hereto addressed to Purchaser.

              (j) Purchaser shall have received a certificate of good standing or existence, as applicable, of the Seller, dated not more than seven (7) days prior to the Effective Date.

       7.2    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.   The obligations
of Seller to sell the Purchased Assets and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.2. Seller may waive any or all of these conditions in whole or in part without prior notice.

              (a) The representations and warranties by Purchaser contained in this Agreement and in the agreements contemplated hereby shall be true and correct when made and as of the Closing Date in all material respects.

              (b) Purchaser shall have performed and complied in all material respects its covenants, agreements and obligations set forth in this Agreement.

              (c) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

              (d) Seller shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 7.2(a)-(c) above have been satisfied.

              (e) All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

              (f) The closing of the transactions contemplated under the AIS Agreement shall have occurred.

              (g) Purchaser and AIS shall have executed and delivered the Operating Agreement.

              (h) Purchaser and AIS shall have executed and delivered the Sales Representative Agreement.

              (i) Seller shall have received from counsel to Purchaser an opinion in form and substance as set forth in Exhibit 7.2(i) hereto addressed to Seller.

              (j) Seller shall have received a Certificate of good standing or existence, as applicable, of the Purchaser, dated not more than seven
       (7) days prior to the Closing Date.

                                   ARTICLE 8.
                                INDEMNIFICATION

       8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article 3 and Article 4 shall survive the Closing until the second anniversary of the Closing Date.

       8.2    INDEMNIFICATION OBLIGATIONS.

              (a) Seller and Seller's Shareholder shall jointly and severally indemnify Purchaser and hold Purchaser harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                     (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Seller and/or Seller's Shareholder in this Agreement or in any agreement, certificate, instrument or other document delivered by Seller and/or Seller's Shareholder in connection with the Closing;

                     (ii) The ownership or operation of the Purchased Assets prior to the Closing Date (except to the extent included in the Assumed Liabilities).

              (b) Purchaser shall indemnify Seller and Seller's Shareholder and hold each harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                     (i) Any breach or inaccuracy of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any agreement, certificate, instrument or other document delivered by Purchaser in connection with the Closing;

                     (ii) The ownership or operation of the Purchased Assets, other than the Sales Representative Agreement, after the Closing Date;

                     (iii) Sales, use or transfer taxes arising as a result of the sale of the tangible assets contemplated herein; and

                     (iv) The Assumed Liabilities other than Assumed Liabilities relating to the Sales Representative Agreement.

       8.3    MATTERS INVOLVING THIRD PARTIES.

              (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
       (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

              (d) In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and at least quarterly for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences of the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
       Section 8.3.

              (e) Notwithstanding Section 8.2(a), Seller and Seller's Shareholder shall not have any Liability to Purchaser to the extent that
       (i) any Adverse Consequences related to any failure by Purchaser to perform the obligations of Seller under any Restricted Interest consistent with the terms thereof except in the case where the other party to the Restricted Interest did not permit Purchaser to perform such obligations by reason of the failure to obtain consent to the assignment of such Restricted Interest to Purchaser or (ii) the

       Restricted Interest in question is not assigned because it terminates in accordance with its terms, including any provision permitting termination for convenience or lack of funding, or (iii) the sum of all Liabilities for which Purchaser is entitled to indemnity hereunder exceeds $250,000 in the aggregate. The provisions of this Section 8.3(e) do not modify the obligations of the parties under any other agreement.

       8.4    GENERAL INDEMNIFICATION PROCEDURES.

              (a) A party seeking indemnification pursuant to this Article 8 shall give prompt notice to the party from whom such indemnification is sought of the assertion of any claim, or the commencement of any action, suit or proceeding or the existence of circumstances likely to give rise to Adverse Consequences, in respect of which indemnity may be sought pursuant to this Article 8 and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Any time limitation specified in Section 8.1 above shall not apply to claims which have been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period, which notice specifies in reasonable detail the nature and basis of such claim.

              (b) For purposes of this Article 8, any and all references to a "Material Adverse Effect" in Seller's and Seller's Shareholder's representations and warranties shall be disregarded. For purposes of calculating the monetary amount of Adverse Consequences for which any claim may be made, a credit will be given to the extent of any insurance or other recovery received by Purchaser or Seller and Seller's Shareholder, as the case may be, resulting from such Adverse Consequences or from the subject matter giving rise to such Adverse Consequences.

                                   ARTICLE 9.
                                  TERMINATION

       9.1    TERMINATION.   This Agreement may be terminated at any time prior
to Closing:

              (a)    By mutual written consent of Purchaser and Seller; or

              (b) By Purchaser or Seller if the Closing shall not have occurred by December 31, 1997, if all conditions precedent to the terminating party's obligation to proceed with the transactions contemplated by this Agreement have not been satisfied and such terminating party does not desire to waive such condition(s); provided, however, that this right to terminate the Agreement shall not be available to any party whose intentional failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

       9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 9.1 above, all obligations of the parties under this Agreement shall terminate without Liability of any party to any other party, except (a) that the obligations set forth in Sections 10.1 through 10.5 below shall survive any such termination; and (b) for Liability for any willful breach of this Agreement.

                                  ARTICLE 10.
                                 MISCELLANEOUS

       10.1 CONFIDENTIALITY. Purchaser and Seller and Seller's Shareholder and their respective representatives agree to keep and maintain the terms of the transaction contemplated by this Agreement confidential. Purchaser and Seller and Seller's Shareholder and their respective representatives will treat and hold as confidential any and all information, materials, data and documents in all forms (whether written or otherwise) relating to the Excluded Assets and the businesses associated therewith and/or the Election Business and the Purchased Assets ("Confidential Information"). Purchaser and Seller and Seller's Shareholder and their respective representatives shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement or in any manner or for any purpose detrimental to the business of the other party or any party's interest, and shall upon consummation of the transactions contemplated by this Agreement deliver promptly to the applicable party or destroy, at the request and option of such party, all tangible embodiments (including computer records) of such Confidential Information which are in its possession (except that Confidential Information regarding the Election Business and the Purchased Assets shall become the Confidential Information relating to Purchaser as of the Closing). In the event that any party hereto is requested or required (by oral question or request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other party hereto promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this
Section 10.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any party hereto is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, that said party may disclose the Confidential Information to the Authority; provided, however, that such party shall use its reasonable efforts to obtain, at the reasonable request of the other party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as such other party shall designate. The foregoing provisions of this Section 10.1 shall not apply to any information which (a) was already known to any party hereto when such information was received from the other; (b) was already available to the general public at the time of such receipt; (c) subsequently becomes known to the general public through no fault or admission by the receiving party; (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (e) is required to be disclosed by law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business.

       10.2   PUBLICITY.    No publicity release or announcement or other
disclosure to third parties other than the parties' respective legal, financial, and accounting advisors and consultants, shareholders, directors and officers, concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto without prior consent to the form and substance thereof by Purchaser (in the case of any proposed release or announcement by Seller and/or Seller's Shareholder) or Seller (in the case of any proposed release or announcement by Purchaser). Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement but shall otherwise be entitled to perform its obligations under applicable law.

       10.3   EXPENSES.   Each of the parties hereto shall pay all costs and
expenses incurred or to be incurred by them in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

       10.4 BROKERS. Each of the parties hereto represent and warrant that there are no brokers or finders known to them to be involved with this transaction and none of them has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

       10.5   COSTS.    If any legal action or any arbitration or other
proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

       10.6   OTHER PROSPECTIVE PURCHASERS.   Purchaser shall not incur and
Seller and Seller's Shareholder shall jointly and severally indemnify and hold harmless Purchaser from any Liability in connection with the transactions contemplated by this Agreement to any other Person with whom Seller and/or Seller's Shareholder, or their agents or representatives, have had negotiations or discussions regarding any potential merger, exchange of capital stock or other business combination involving Seller or any proposal or offer to acquire in any manner a substantial equity interest in Seller or a substantial portion of the assets of Seller, including, but not limited to, any of the Purchased Assets.

       10.7   BULK SALES.   Notwithstanding anything to the contrary contained
herein, Seller need not take any action under Article 6 or Article 6A of the Uniform Commercial Code (Bulk Transfers) as in effect in any jurisdiction, or any other applicable bulk sales law. Seller and Seller's Shareholder shall jointly and severally indemnify and hold Purchaser harmless from all claims of creditors resulting from such noncompliance.

       10.8   NOTICES.   All notices, consents, requests, instructions,
approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand or by prepaid overnight courier service. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered personally by hand or by overnight courier service, when delivered at the address specified in this Section 10.8 against receipt.

       Addresses for notices (unless and until written notice is given of any other address):

       If to Purchaser:

              Smurfit Packaging Corporation
              1030 North Anderson Road
              Exeter, California  93221
              Attn:  Derry Hobson
       with a copy to:

              Jefferson Smurfit Corporation
              8182 Maryland Avenue
              Clayton, Missouri  63105
              Attn:  E. Timothy Holstein

       If to Seller or Seller's Shareholder:

              BRC Holdings, Inc.
              1111 West Mockingbird, 15th Floor
              Dallas, TX  75247
              Attention: Chief Executive Officer

       with a copy to:

              Arter & Hadden
              1717 Main Street, Suite 4100
              Dallas, TX 75201
              Attention: Jeffrey M. Sone

       10.9   HEADINGS.   The headings preceding the text of the sections
hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

       10.10  ENTIRE AGREEMENT.   This Agreement, together with the schedules
and exhibits attached hereto, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

       10.11  RIGHTS OF PARTIES.   Nothing in this Agreement, whether express
or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Persons to any party to this Agreement, nor shall any provision give any other Persons any right of subrogation or action over or against any party to this Agreement.

       10.12  SUCCESSION AND ASSIGNMENT.   This Agreement shall be binding upon
and inure to the benefit of the parties named herein and their respective representatives, successors and permitted assigns. None of the parties hereto may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). Nothing contained herein is intended to or shall be construed to prohibit Purchaser's right to enter into and perform its obligations under the Operating Agreement and the AIS License Agreement.

       10.13  GOVERNING LAW.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

       10.14   COUNTERPARTS.    This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

       10.15 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           SMURFIT PACKAGING CORPORATION
                                           d/b/a Sequoia Pacific Systems,
                                           a Delaware corporation


                                           By: /s/ Derry L. Hobson
                                           Its: Vice President and General
                                                  Manager

                                           BUSINESS RECORDS CORPORATION,
                                           a Delaware corporation


                                           By: /s/ Thomas E. Kiraly
                                           Its: Chief Financial Officer

                                           BRC HOLDINGS, INC.,
                                           a Delaware corporation


                                           By: /s/ Thomas E. Kiraly
                                           Its: Chief Financial Officer and
                                                  Executive Vice President

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 2.1         Purchased Assets
Schedule 3.1         Qualification Jurisdictions of Election Division
Schedule 3.2         Seller's and Seller's Shareholder's Authority and
                     Enforceability
Schedule 3.6         Leased Real Property
Schedule 3.7         Seller's and Seller's Shareholder's Environmental Matters
Schedule 3.9         Seller's and Seller's Shareholder's Employees
Schedule 4.2         Purchaser's Authority and Enforceability

Exhibit 6.3          Operating Agreement
Exhibit 6.4          AIS License Agreement
Exhibit 6.5          Sales Representative Agreement
Exhibit 7.1(i)       Opinion of Seller's Counsel
Exhibit 7.2(i)       Opinion of Purchaser's Counsel